EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS
Strong Operational Performance with Strategic Realignment in Food Segment
Diamond Green Diesel JV Expansion in Commissioning Stage

August 8, 2018 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2018 second quarter ended June 30, 2018.

Second Quarter 2018 Overview

•	Revenue of $846.6 million

•	Net income/(loss) of $(30.4) million, or $(0.18) per GAAP diluted share

•	Adjusted EBITDA of $115.1 million

•	Debt paydown of $44.0 million

•	Global raw material volumes strong, up 4.0%

•	Argentina gelatin facility closed and profitable sales volumes relocated

•	Exited TRS “Industrial Residuals Business” while retaining the Used Cooking Oil (“UCO”) business

•	Diamond Green Diesel (“DGD”) results reflect expansion and turnaround in process

•	DGD JV issued $25 million partner dividend

•	Euro Bonds refinanced, lowering borrowing cost and extending maturity

For the second quarter of 2018, the Company reported net sales of $846.6 million, as compared with net sales of $894.9 million for the second quarter of 2017. The reduction in net sales resulted from the reclass of billed freight per new revenue standard and the deconsolidation of the Company’s Best Hides subsidiary. Net loss attributable to Darling for the three months ended June 30, 2018 was $(30.4) million, or $(0.18) per diluted share, compared to a net income of $9.1 million, or $0.05 per diluted share, for the second quarter of 2017. The net loss for the second quarter 2018 reflects debt extinguishment costs of $23.5 million related to Euro bond refinancing, a loss of $15.5 million from the sale of Terra Renewal Services subsidiary, and $15.0 million of restructuring and impairment charges incurred as result of the Hurlingham, Argentina, gelatin plant closure. Excluding these items, adjusted net income for the second quarter 2018 was $17.7 million or $.11 cents per share.

Comments on the First Quarter 2018

“Operationally we had a solid second quarter. Performance improved sequentially and year-over-year, and we took several strategic actions to strengthen our portfolio and position the company for future growth,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Strong slaughter activity drove global tonnage up 4.0 percent, and our expansion projects and recent acquisitions contributed as expected. The feed segment delivered much improved results across our geographies with improved raw material volumes and widening margins.”

“Food segment results reflect the closure of our gelatin operation in Argentina due to ongoing macroeconomic headwinds and redeployment of production to our other gelatin locations. The facility represented approximately 3 percent of the Food segment sales, and we are now filling orders for most high-margin customers from other Rousselot facilities. This strategic realignment will optimize our gelatin assets and better leverage our existing Rousselot system,” stated Mr. Stuewe.

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“In the Fuel segment, operational efficiencies and favorable pricing generated consistent performance when adjusted for the 2017 Blenders Tax Credit (BTC) received in the first quarter. We remain optimistic the BTC will once again be made retroactive for 2018.”

“Diamond Green Diesel, our 50/50 joint venture with Valero to produce a premium low-carbon fuel additive, has now completed construction on the expansion from 160 million gallons to 275 million gallons annually. We are in the early stages of commissioning and anticipate being on line mid-August. Spot margins remain attractive and we look forward to the significant contribution this facility is expected to bring Darling,” concluded Mr. Stuewe.

Operational Update by Segment

•
Feed Ingredients - Achieved strong operating margins through disciplined execution across our major markets. Higher slaughter volumes increased global tonnage by 5.6 percent. Protein pricing improved year-over-year and showed sequential improvement on higher demand for species specific meals. Revenues were impacted by the sale of our majority interest in Best Hides, the reclass of billed freight and lower fats pricing, while many of our proteins and specialty products delivered improved performances.

•
Food Ingredients - Performed consistently when adjusted for the closure of Argentina gelatin facility. Majority of the Argentina gelatin sales were repositioned to our other 11 factories. Global gelatin demand remains strong with specialty collagen sales becoming more significant. Declining global palm oil market prices pressured margins at our Sonac edible fats business. CTH casings business impacted by margin compression.

•
Fuel Ingredients - Executed well across operations. North American biodiesel leveraged improved operational efficiencies and benefited from higher low sulfur diesel pricing. Canada biodiesel held near breakeven despite absence of BTC. Ecoson bioenergy business delivered an improved performance boosted by the start-up of the new Belgium digester. Rendac, our European disposal rendering and disease mitigation operations, continues to deliver consistent results.

•
Diamond Green Diesel Joint Venture (DGD) - Entity results reflect higher operating expenses associated with the extended shutdown as well as hedge losses. DGD posted $1.05 EBITDA per gallon without the benefit of the BTC. Facility expansion to 275 million gallons anticipated to be online with saleable product in August. 100 percent of production targeted to LCFS domestic and global premium markets. JV partners each received a $25 million dividend in the second quarter.

Financial Update by Segment

Feed Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales (1)	$498,823	$549,119	$984,621	$1,101,743
Selling, general and administrative expenses	43,947	42,875	92,212	87,712
Depreciation and amortization	46,823	44,354	93,612	88,073
Segment operating income	37,265	39,688	58,921	71,180
Adjusted EBITDA (2)	$84,088	$84,042	$152,533	$159,253
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended June 30, 2018 was $37.3 million, a decrease of $2.4 million or (6.0) % as compared to the three months ended July 1, 2017. Segment operating income was down in

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the three months ended June 30, 2018 as compared to the same period in fiscal 2017 due to higher depreciation charges from increased capital expenditures while operations were essentially flat as compared to the same period in fiscal 2017.

•
Feed Ingredients operating income during the six months ended June 30, 2018 was $58.9 million, a decrease of $12.3 million or (17.3) % as compared to the six months ended July 1, 2017. Segment operating income was down in the six months ended June 30, 2018 as compared to the same period in fiscal 2017 due to lower finished fat product prices, higher depreciation charges from increased capital expenditures and higher selling, general and administrative expenses that more than offset increased raw material volumes.

Food Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales (1)	$276,729	$278,409	$582,249	$544,635
Selling, general and administrative expenses	22,190	26,703	46,051	51,680
Restructuring and impairment charges	14,965	—	14,965	—
Depreciation and amortization	20,388	18,184	41,028	35,785
Segment operating income/(loss)	(5,650)	11,160	6,184	25,416
Adjusted EBITDA (2)	$29,703	$29,344	$62,177	$61,201
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adusted EBITDA calculated by adding depreciation and amortization and restructuring and impairment charges to segment operating income

•
Food Ingredients operating loss was $5.7 million for the three months ended June 30, 2018, a decrease of $16.9 million or (150.9) % as compared to the three months ended July 1, 2017. This decrease was primarily due to the restructuring and impairment charges incurred as a result of the Hurlingham, Argentina gelatin plant shut down. This decrease more than offset improved results in China and North American gelatin markets. The Company’s edible fat prices were lower as a result of lower competing fat markets as compared to the same period in fiscal 2017. The casings business delivered slightly lower earnings due to an increase in raw material prices as compared to the same period in fiscal 2017.

•
Food Ingredients operating income was $6.2 million for the six months ended June 30, 2018, a decrease of $19.2 million or (75.6) % as compared to the six months ended July 1, 2017. This decrease was primarily due to the restructuring and impairment charges incurred as a result of the Hurlingham, Argentina gelatin plant shut down and lower earnings in the European gelatin market. The Company’s edible fat prices were lower as a result of lower competing fat markets as compared to the same period in fiscal 2017. The casings business delivered slightly lower earnings due to an increase in raw material prices as compared to the same period in fiscal 2017.

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Fuel Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales (1)	$71,094	$67,402	$155,150	$127,062
Selling, general and administrative expenses	164	2,873	(1,234)	6,136
Depreciation and amortization	8,537	7,715	17,008	14,560
Segment operating income	5,016	2,134	22,173	5,688
Adjusted EBITDA (2)	$13,553	$9,849	$39,181	$20,248
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income
Fuel Ingredients Segment results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment operating income for the three months ended June 30, 2018 was $5.0 million, an increase of $2.9 million or 138.1% as compared to the same period in fiscal 2017. The increase in earnings is primarily due to overall higher sales prices and strong demand from biodiesel industries.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the six months ended June 30, 2018 was $22.2 million, an increase of $16.5 million or 289.5% as compared to the same period in fiscal 2017. The increase in earnings is primarily due to the reinstated fiscal 2017 blenders tax credits in North America of approximately $12.6 million recorded in the first quarter of fiscal 2018 as compared to the lack of blenders tax credits in the same period of fiscal 2017, higher overall sales prices and strong demand from biodiesel industries.

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended June 30, 2018 and July 1, 2017
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	July 1,	Favorable	June 30,	July 1,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Net sales	$846,646	$894,930	$(48,284)	$1,722,020	$1,773,440	$(51,420)
Costs and expenses:
Cost of sales and operating expenses	653,001	699,244	46,243	1,331,100	1,387,210	56,110
Selling, general and administrative expenses	78,558	84,532	5,974	165,460	171,455	5,995
Restructuring and impairment charges	14,965	—	(14,965)	14,965	—	(14,965)
Depreciation and amortization	78,454	72,990	(5,464)	157,073	144,104	(12,969)
Total costs and expenses	824,978	856,766	31,788	1,668,598	1,702,769	34,171
Operating income	21,668	38,164	(16,496)	53,422	70,671	(17,249)
Other expense:
Interest expense	(23,016)	(22,446)	(570)	(46,140)	(44,126)	(2,014)
Debt extinguishment costs	(23,509)	—	(23,509)	(23,509)	—	(23,509)
Foreign currency loss	(3,495)	(2,111)	(1,384)	(4,976)	(2,375)	(2,601)
Loss on sale of subsidiary	(15,538)	—	(15,538)	(15,538)	—	(15,538)
Other (expense)/gain, net	1,199	(3,797)	4,996	(1,317)	(5,850)	4,533
Total other expense	(64,359)	(28,354)	(36,005)	(91,480)	(52,351)	(39,129)
Equity in net income of unconsolidated subsidiaries	15,236	8,260	6,976	112,390	8,966	103,424
Income/(loss) before income taxes	(27,455)	18,070	(45,525)	74,332	27,286	47,046
Income taxes expense	1,683	7,742	6,059	5,395	9,560	4,165
Net income/(loss)	(29,138)	10,328	(39,466)	68,937	17,726	51,211
Net income attributable to noncontrolling interests	(1,282)	(1,179)	(103)	(2,052)	(2,748)	696
Net income/(loss) attributable to Darling	$(30,420)	$9,149	$(39,569)	$66,885	$14,978	$51,907
Basic income/(loss) per share:	$(0.18)	$0.06	$(0.24)	$0.41	$0.09	$0.32
Diluted income/(loss) per share:	$(0.18)	$0.05	$(0.23)	$0.40	$0.09	$0.31

Number of diluted common shares	164,651	166,831		166,259	166,348

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
June 30, 2018 and December 30, 2017
(in thousands)

	June 30,	December 30,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$104,120	$106,774
Restricted cash	142	142
Accounts receivable, net	371,291	391,847
Inventories	370,555	358,183
Prepaid expenses	43,965	38,326
Income taxes refundable	6,977	4,509
Other current assets	21,148	56,664
Total current assets	918,198	956,445

Property, plant and equipment, less accumulated depreciation, net	1,624,354	1,645,822
Intangible assets, less accumulated amortization, net	610,878	676,500
Goodwill	1,232,964	1,301,093
Investment in unconsolidated subsidiaries	399,097	302,038
Other assets	56,802	62,284
Deferred income taxes	14,623	14,043
	$4,856,916	$4,958,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,466	$16,143
Accounts payable, principally trade	185,150	217,417
Income taxes payable	8,975	12,300
Accrued expenses	281,139	313,623
Total current liabilities	482,730	559,483

Long-term debt, net of current portion	1,687,823	1,698,050
Other non-current liabilities	105,649	106,287
Deferred income taxes	242,683	266,708
Total liabilities	2,518,885	2,630,528

Commitments and contingencies
Total Darling's stockholders' equity:	2,263,403	2,244,933
Noncontrolling interests	74,628	82,764
Total stockholders' equity	$2,338,031	$2,327,697
	$4,856,916	$4,958,225

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Six Months Ended June 30, 2018 and July 1, 2017
(in thousands)
(unaudited)

	Six Months Ended
	June 30,	July 1,
Cash flows from operating activities:	2018	2017
Net income	$68,937	$17,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	157,073	144,104
Loss/(gain) on disposal of property, plant, equipment and other assets	300	(358)
Loss on sale of subsidiary	15,538	—
Asset impairment	2,907	—
Gain on insurance proceeds from insurance settlements	(1,253)	—
Deferred taxes	(7,512)	(11,205)
Increase in long-term pension liability	123	1,362
Stock-based compensation expense	13,232	11,003
Write-off deferred loan costs	8,105	340
Deferred loan cost amortization	4,664	4,366
Equity in net income of unconsolidated subsidiaries	(112,390)	(8,966)
Distribution of earnings from unconsolidated subsidiaries	26,567	25,806
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	5,217	17,705
Income taxes refundable/payable	(5,438)	12,857
Inventories and prepaid expenses	(30,561)	(21,952)
Accounts payable and accrued expenses	(25,705)	16,594
Other	8,243	(11,845)
Net cash provided by operating activities	128,047	197,537
Cash flows from investing activities:
Capital expenditures	(139,130)	(127,824)
Acquisitions, net of cash acquired	(51,089)	(12,369)
Investment of unconsolidated subsidiaries	(6,500)	(2,250)
Proceeds from sale of investment in subsidiary	82,805	—
Gross proceeds from disposal of property, plant and equipment and other assets	2,244	3,603
Proceeds from insurance settlement	1,253	3,301
Payments related to routes and other intangibles	(294)	(4,635)
Net cash used by investing activities	(110,711)	(140,174)
Cash flows from financing activities:
Proceeds from long-term debt	623,695	16,405
Payments on long-term debt	(650,976)	(67,974)
Borrowings from revolving credit facility	247,975	80,000
Payments on revolving credit facility	(221,632)	(80,327)
Net cash overdraft financing	4,517	(1,077)
Deferred loan costs	(9,324)	(1,177)
Issuance of common stock	182	22
Minimum withholding taxes paid on stock awards	(2,123)	(2,091)
Distributions to noncontrolling interests	(983)	(2,135)
Net cash used by financing activities	(8,669)	(58,354)
Effect of exchange rate changes on cash	(11,321)	11,233
Net increase/(decrease) in cash, cash equivalents and restricted cash	(2,654)	10,242
Cash, cash equivalents and restricted cash at beginning of period	106,916	114,857
Cash, cash equivalents and restricted cash at end of period	$104,262	$125,099
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(6,336)	$(5,445)
Cash paid during the period for:
Interest, net of capitalized interest	$39,614	$38,688
Income taxes, net of refunds	$17,154	$7,986
Non-cash financing activities:
Debt issued for assets	$17	$—

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Selected financial information for the Company's Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
June 30, 2018 and December 31, 2017
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
Assets:
Total current assets	$218,189	$202,778
Property, plant and equipment, net	529,312	435,328
Other assets	18,861	4,655
Total assets	$766,362	$642,761

Liabilities and members' equity:
Total current portion of long term debt	$176	$17,023
Total other current liabilities	34,714	40,705
Total long term debt	8,583	36,730
Total other long term liabilities	465	450
Total members' equity	722,424	547,853
Total liabilities and members' equity	$766,362	$642,761

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Six Months Ended June 30, 2018 and June 30, 2017
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	June 30,	Favorable	June 30,	June 30,	Favorable
	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Revenues:
Operating revenues	$151,989	$150,786	$1,203	$302,310	$276,183	$26,127
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	115,659	125,975	10,316	65,838	241,297	175,459
Depreciation, amortization and accretion expense	6,254	8,021	1,767	12,374	16,134	3,760
Total costs and expenses	121,913	133,996	12,083	78,212	257,431	179,219
Operating income	30,076	16,790	13,286	224,098	18,752	205,346
Other income	415	328	87	792	551	241
Interest and debt expense, net	(319)	(861)	542	(319)	(1,851)	1,532
Net income	$30,172	$16,257	$13,915	$224,571	$17,452	$207,119

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and six months ended June 30, 2018 and July 1, 2017

	Three Months Ended - Year over Year		Six Months Ended - Year over Year
Adjusted EBITDA	June 30,	July 1,	June 30,	July 1,
(U.S. dollars in thousands)	2018	2017	2018	2017

Net income/(loss) attributable to Darling	$(30,420)	$9,149	$66,885	$14,978
Depreciation and amortization	78,454	72,990	157,073	144,104
Interest expense	23,016	22,446	46,140	44,126
Income tax expense	1,683	7,742	5,395	9,560
Restructuring and impairment charges	14,965	—	14,965	—
Foreign currency loss	3,495	2,111	4,976	2,375
Other expense/(income), net	(1,199)	3,797	1,317	5,850
Debt extinguishment costs	23,509	—	23,509	—
Loss on sale of subsidiary	15,538	—	15,538	—
Equity in net (income) of unconsolidated subsidiaries	(15,236)	(8,260)	(112,390)	(8,966)
Net income attributable to noncontrolling interests	1,282	1,179	2,052	2,748
Adjusted EBITDA	$115,087	$111,154	$225,460	$214,775
Foreign currency exchange impact (1)	(3,764)	—	(11,899)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$111,323	$111,154	$213,561	$214,775

DGD Joint Venture Adjusted EBITDA (Darling's share)	$18,165	$12,406	$118,236	$17,443

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended June 30, 2018 of €1.00:USD$1.20 and CAD$1.00:USD$0.77 as compared to the average rate for the three months ended July 1, 2017 of €1.00:USD$1.10 and CAD$1.00:USD $0.74, respectively.

     The average rates assumption used in the calculation was the actual fiscal average rate for the six months ended June 30, 2018 of €1.00:USD$1.22 and CAD$1.00:US$0.78 as compared to the average rate for the six months ended July 1, 2017 of €1.00:USD$1.08 and CAD$1.00:USD $0.75, respectively.

About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal

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fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2018 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, August 9, 2018. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10122304. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through August 16, 2018, by dialing 1-877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10122304. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes that were outstanding at June 30, 2018. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 3.625% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed;

News Release August 8, 2018 Page 11

reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas(“GHG”) emissions that adversely affect programs like the U.S. government’s renewable fuel standard, low carbon fuel standards (“LCFS”) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of 2009 H1N1 flu (initially known as “Swine Flu”), Highly pathogenic strains of avian influenza (collectively known as “Bird Flu”), bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign (including, without limitation, China) regulations (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations) affecting the industries in which the Company operates or its value added products; risks associated with the DGD Joint Venture, including possible unanticipated operating disruptions and issues relating to the announced expansion project; risks and uncertainties relating to international sales and operations, including imposition of tariffs, quotas, trade barriers and other trade protections imposed by foreign countries; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300